Exhibit 10.1

TRINITY PLACE HOLDINGS INC.

RESTRICTED STOCK UNIT AGREEMENT

This Restricted Stock Unit Agreement (this “Agreement”), entered into as of January 28, 2016 (the “Grant Date”), by and between Matthew Messinger (“Executive”) and Trinity Place Holdings Inc. (the “Company”).

1.                   Award. Pursuant to Section 7.2 of Executive’s employment agreement with the Company dated as of October 1, 2013 and subsequently amended as of September 11, 2015 (the “Employment Agreement”), the Company hereby grants to Executive, and Executive hereby accepts, an award (the “Restricted Stock Units Award”) of restricted stock units covering an aggregate of 541,074 [calculated as 0.248362 * 2,178,570, the number of RSUs to which Executive was entitled under the initial employment agreement] shares (“Restricted Stock Units” or “RSUs”). Each Restricted Stock Unit represents the right to receive one share of Common Stock, upon the terms and subject to the conditions set forth in this Agreement.

2.                   Rights as Stockholder. Except as otherwise provided herein, Executive shall not have any rights of a stockholder with respect to the Restricted Stock Units until shares of Common Stock are distributed to Executive in settlement of such Restricted Stock Units.

3.                   Vesting and Settlement.

(i) 62,091 [0.248362 * 250,000] RSUs (the “Inducement Tranche”) shall be fully vested as of the Grant Date. The shares subject to the Inducement Tranche will be distributed to Executive in three equal installments on each of the first three anniversaries of the Grant Date. Executive’s withholding tax obligations with respect to the Inducement Tranche shall be satisfied through Net Share Settlement, as defined below.

(ii) 118,267 [0.248362 * 476,190] RSUs (the “3/31/2014A Tranche”) shall vest and be settled as follows:

(a)	39,422 RSUs (i.e. 1/3 of the 3/31/2014A Tranche) shall be vested as of the Grant Date and the shares subject to such RSUs will be distributed to Executive in three substantially equal installments on each of the first three anniversaries of the Grant Date.

(b)	78,845 RSUs shall vest in two tranches of 39,422 and 39,423 shares, respectively, on each of March 31, 2016 and March 31, 2017, subject to Executive’s continued employment on the applicable vesting dates, other than as stated herein. The shares subject to such RSUs will be distributed to Executive within thirty (30) days (or on the sixtieth (60th) day in connection with the acceleration of vesting upon a termination of employment) following each applicable vesting date, including any accelerated vesting date.

Executive’s withholding tax obligations with respect to the 3/31/2014A Tranche shall be satisfied through Net Share Settlement, as defined below.

(iii) 90,179 [0.248362 * 363,095] RSUs (the “3/31/2014B Tranche”) shall vest and be settled as follows:

(a)	19,711 [0.248362 * 79,365] RSUs shall be vested at grant and the shares subject to such RSUs will be distributed to Executive in three substantially equal installments on each of the first three anniversaries of the Grant Date. Executive’s withholding tax obligations with respect to such RSUs shall be satisfied through Net Share Settlement, as defined below.

(b)	19,711 RSUs shall vest on March 31, 2016 and 19,712 RSUs shall vest on March 31, 2017, subject to Executive’s continued employment on such dates, other than as stated herein, and the shares subject to such RSUs will be distributed to Executive within thirty (30) days (or on the sixtieth (60th) day in connection with the acceleration of vesting upon a termination of employment) following each applicable vesting date, including any accelerated vesting date. Executive’s withholding tax obligations with respect to such RSUs shall be satisfied through Net Share Settlement, as defined below.

(c)	10,348 [0.248362 * 41,667] RSUs shall be vested at grant and the shares subject to such RSUs will be distributed to Executive on the earlier of (x) within thirty (30) days after March 31, 2017 and (y) subject to Sections 4.6 and 8.1 of the Employment Agreement, on the sixtieth (60th) day after Executive’s termination of employment for any reason.

(d)	10,348 RSUs shall vest on March 31, 2016 and 10,349 RSUs shall vest on March 31, 2017, subject to Executive’s continued employment on such dates, other than as stated herein, and the shares subject to such RSUs will be distributed to Executive on the earlier of (i) within thirty (30) days after the second anniversary of the applicable vesting date and (ii) subject to Sections 4.6 and 8.1 of the Employment Agreement, on the sixtieth (60th) day after Executive’s termination of employment for any reason.

(iv) 90,179 [0.248362 * 363,095] RSUs (the “12/31/2014 Tranche”) shall vest and be settled as follows:

(a)	10,348 [0.248362 * 41,667] RSUs shall be vested at grant, 10,348 RSUs shall vest on December 31, 2016, and 10,349 RSUs shall vest on December 31, 2017, subject to Executive’s continued employment on the applicable vesting dates, other than as stated herein. The shares subject to such RSUs shall be distributed to Executive as follows: The RSUs that are vested at grant will be distributed within thirty (30) days after December 31, 2022, the RSUs that vest on December 31, 2016 will be distributed within thirty (30) days after December 31, 2023 and the RSUs that vest on December 31, 2017 will be distributed within thirty (30) days after December 31, 2019. Notwithstanding the foregoing, the shares subject to such RSUs shall, subject to Sections 4.6 and 8.1 of the Employment Agreement, be distributed to Executive on the sixtieth (60th) day after Executive’s termination of employment for any reason, if earlier than the dates set forth above in this Section 4(iv)(a).

(b)	19,711 [0.248362 * 79,365] RSUs shall be vested at grant, 19,711 RSUs shall vest on December 31, 2016, and 19,712 RSUs shall vest on December 31, 2017, subject to Executive’s continued employment on the applicable vesting dates, other than as stated herein. The shares subject to such RSUs will be distributed to Executive within thirty (30) days (or on the sixtieth (60th) day in connection with the acceleration of vesting upon a termination of employment) following each applicable vesting date, including any accelerated vesting date. With respect to the RSUs that are vested at grant, the vesting date for purposes of distribution shall be deemed to be December 31, 2015. Executive’s withholding tax obligations with respect to such RSUs shall be satisfied through Net Share Settlement, as defined below.

(v) 90,179 [0.248362 * 363,095] RSUs (the “3/31/2015 Tranche”) shall vest and be settled as follows:

(a)	10,348 [0.248362 * 41,667] RSUs shall vest on each of March 31, 2016 and 2017, and 10,349 RSUs shall vest on March 31, 2018, subject to Executive’s continued employment on the applicable vesting dates, other than as stated herein. The shares subject to such RSUs shall be distributed to Executive as follows: The RSUs that vest on March 31, 2016 will be distributed to Executive within thirty (30) days after March 31, 2023, and the RSUs that vest on March 31, 2017 and March 31, 2018 will be distributed to Executive within thirty (30) days after the second anniversary of the applicable vesting date, provided, however, that in each case, subject to Sections 4.6 and 8.1 of the Employment Agreement, such shares will be distributed on the sixtieth (60th) day after Executive’s termination of employment for any reason, if earlier.

(b)	19,711 [0.248362 * 79,365] RSUs shall vest on each of March 31, 2016 and 2017, and 19,712 RSUs shall vest on March 31, 2018, subject to Executive’s continued employment on the applicable vesting dates, other than as stated herein. The shares subject to such RSUs will be distributed to Executive within thirty (30) days (or on the sixtieth (60th) day in connection with the acceleration of vesting upon a termination of employment) following each applicable vesting date, including any accelerated vesting date. Executive’s withholding tax obligations with respect to such RSUs shall be satisfied through Net Share Settlement, as defined below.

(vi) 90,179 [0.248362 * 363,095] RSUs (the “12/31/2015 Tranche”) shall vest and be settled as follows:

(a)	10,348 [0.248362 * 41,667] RSUs shall vest on each of December 31, 2016 and 2017, and 10,349 RSUs shall vest on December 31, 2018, subject to Executive’s continued employment on the applicable vesting dates, other than as stated herein. The shares subject to such RSUs shall be distributed to Executive on the earlier of (x) within thirty (30) days after the fourth anniversary of the applicable vesting date and (y) subject to Sections 4.6 and 8.1 of the Employment Agreement, on the sixtieth (60th) day after Executive’s termination of employment for any reason.

(b)	19,711 [0.248362 * 79,365] RSUs shall vest on each of December 31, 2016 and 2017, and 19,712 RSUs shall vest on December 31, 2018, subject to Executive’s continued employment on the applicable vesting dates, other than as stated herein. The shares subject to such RSUs will be distributed to Executive on the earlier of (x) within thirty (30) days after the second anniversary of the applicable vesting date and (y) subject to Sections 4.6 and 8.1 of the Employment Agreement, on the sixtieth (60th) day after Executive’s termination of employment for any reason. Executive’s withholding tax obligations with respect to such RSUs shall be satisfied through Net Share Settlement, as defined below.

4.                   Termination of Employment. Upon Executive’s termination of employment with the Company, Executive shall forfeit any then unvested Restricted Stock Units (after giving effect to any accelerated vesting provided for in the Employment Agreement, it being agreed that for purposes hereof, the term “RSU Awards” in the Employment Agreement shall include the Restricted Stock Unit Award granted hereunder) and such Restricted Stock Units will be cancelled for no value.

5.                   Adjustments to Shares. In the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares or other similar transaction), the Board of Directors of the Company (the “Board”) shall adjust Restricted Stock Units to preserve the benefits or potential benefits thereof by adjusting the number and kind of shares subject to the Restricted Stock Unit Award.

6.                   Section 409A Compliance/Taxes Generally. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, the Executive shall not be considered to have terminated employment with the Company for purposes of any payments under this Agreement which are subject to Section 409A of the Code until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement or any other arrangement between Executive and the Company during the six-month period immediately following Executive’s separation from service shall instead be paid on the first business day after the date that is six months following Executive’s separation from service (or, if earlier, Executive’s date of death). The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. Executive shall be solely responsible for the payment of any taxes and penalties incurred under 409A or any other provision of the Code. Without limiting the foregoing, the Company makes no representation as to the tax treatment of Executive with respect to the grant, vesting, or settlement of the Restricted Stock Units.

7.                   Certificates; Cash in Lieu of Fractional Shares. To the extent that this Agreement provides for issuance of certificates to reflect the payment of the Restricted Stock Unit Award, the transfer of such shares may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the rules of any securities exchange or similar entity. In lieu of issuing a fraction of a share of Common Stock pursuant to this Agreement, the Company may pay to Executive an amount in cash equal to the fair market value of such fractional share.

8.                   Withholding. At the time Executive recognizes taxable income with respect to the Restricted Stock Units, Executive shall pay an amount equal to the taxes the Company determines it is required to withhold under applicable tax laws with respect thereto. Executive may satisfy the foregoing requirement (i) by making a payment to the Company in cash, (ii) by delivering already owned unrestricted shares of Common Stock or (iii) by having the Company withhold a number of shares of Common Stock in which Executive is otherwise entitled under this Agreement (each of (ii) or (iii), “Net Share Settlement”), provided, however, that Net Share Settlement shall only be permitted to the extent it is provided for in Section 3 above, or in satisfaction of applicable employment taxes (but not income taxes), and, to the extent it is not so provided or in satisfaction of applicable employment taxes, then Share Settlement shall require the approval of the Board, which approval shall not be unreasonably withheld after taking into account the liquidity of the Common Stock and the Company’s available cash reserves at the time of withholding; and provided further that such shares may be used to satisfy not more than the Company’s minimum statutory withholding obligation (based on minimum statutory withholding rates for Federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). Subject to applicable law, and provided there are no adverse accounting consequences to the Company, if available cash reserves are inadequate to permit share delivery and/or withholding at the time Executive recognizes taxable income with respect to the Restricted Stock Units, but such cash reserves become adequate within the ninety (90) day period immediately thereafter, Executive shall be permitted to deliver to the Company for cash payment shares of Common Stock during such 90 day period in an amount not to exceed Executive’s initial payment obligations pursuant to the first sentence of this section (it being understood that this sentence is not intended to change or otherwise alter the timing of such initial payment obligation).

9.                   Nontransferability. Neither the Restricted Stock Units nor any interest or right therein or part thereof may be sold, assigned, transferred, pledged or otherwise encumbered in any manner otherwise than by will or by the laws of descent or distribution.

10.                Protections Against Violations of Agreement. No purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any of the Restricted Stock Units by any holder thereof in violation of the provisions of this Agreement or the Company’s certificate of incorporation or bylaws, will be valid, and the Company will not transfer any shares resulting from the settlement of Restricted Stock Units on its books nor will any of such shares be entitled to vote, nor will any dividends be paid thereon, unless and until there has been full compliance with such provisions to the satisfaction of the Company. The foregoing restrictions are in addition to and not in lieu of any other remedies, legal or equitable, available to enforce such provisions.

11.                Representations. Executive has reviewed with his own tax advisors the applicable tax (U.S., state, and local) consequences of the transactions contemplated by this Agreement. Executive is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Executive understands that Executive (and not the Company) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Agreement.

12.                Investment Representation. Executive hereby represents and warrants to the Company that Executive, by reason of Executive’s business or financial experience (or the business or financial experience of Executive’s professional advisors who are unaffiliated with and who are not compensated by the Company or any affiliate or selling agent of the Company, directly or indirectly), has the capacity to protect Executive’s own interests in connection with the transactions contemplated under this Agreement.

13.                Heirs and Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business. If any benefits deliverable to Executive under this Agreement have not been delivered at the time of Executive’s death, such benefits shall be delivered to the beneficiary or beneficiaries designated by Executive in a writing filed with the Company in such form and at such time as the Company shall require. If Executive fails to designate a beneficiary, or if the designated beneficiary does not survive Executive, any benefits distributable to Executive shall be distributed to the legal representative of the estate of Executive.

14.                Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Board, and the Board shall have all powers with respect to this Agreement. Any reasonable interpretation of the Agreement by the Board and any decision made by it in good faith with respect to the Agreement are final and binding on all persons.

15.                Employment Agreement Governs. Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Employment Agreement. To the extent there is any inconsistency or conflict between the terms hereof and the terms of the Employment Agreement, the terms of the Employment Agreement shall govern.

16.                Not An Employment Contract or Contract of Continued Service. The grant of Restricted Stock Units pursuant to this Agreement will not confer on Executive any right with respect to continuance of employment or other service with the Company or any affiliate, nor will it interfere in any way with any right the Company or any affiliate would otherwise have to terminate or modify the terms of such Executive’s employment or other service at any time.

17.                Amendment. This Agreement may be amended by written agreement of Executive and the Company.

18.                Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

19.                Applicable Law. The provisions of this Agreement shall be construed in accordance with the laws of the State of New York without giving effect to the conflict of law rules thereof

20.                Entire Agreement. The Employment Agreement and this Agreement constitute all of the terms with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Executive with respect to the subject matter hereof.

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

Trinity Place Holdings Inc.

By:	/s/ Alexander Matina
Alexander Matina
Chairman of the Board

By accepting this Agreement, Executive acknowledges that Executive has received and read, and agrees that this Restricted Stock Unit Award shall be subject to, the terms of this Agreement.

/s/ Matthew Messinger
Matthew Messinger